Exhibit 99.1

NEWS Contact: Jeffrey Schnell Vice President, Investor Relations investor@quakerhoughton.com T. 1.610.832.4087
For Release: Immediate
QUAKER HOUGHTON ANNOUNCES FIRST QUARTER 2025 RESULTS
•Q1’25 net sales of $442.9 million, net income of $12.9 million and earnings per diluted share of $0.73
•Q1’25 non-GAAP net income of $28.0 million and non-GAAP earnings per diluted share of $1.58
•Delivered adjusted EBITDA and adjusted EBITDA margins of $69.0 million and 15.6% respectively in Q1’25
•Acquired Dipsol Chemicals, Natech, and Chemical Solutions & Innovations in 2025, enhancing our differentiated portfolio of advanced solutions and metalworking fluids

May 1, 2025
CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, announced its first quarter 2025 results today.

	Three Months Ended March 31,
($ in thousands, except per share data)	2025	2024
Net sales	$442,914	$469,759
Net income attributable to Quaker Chemical Corporation	12,922	35,227
Net income attributable to Quaker Chemical Corporation common shareholders – diluted	0.73	1.95
Non-GAAP net income *	28,028	37,673
Non-GAAP Earnings per diluted share *	1.58	2.09
Adjusted EBITDA *	69,047	83,282
*Refer to the Non-GAAP Measures and Reconciliations section below for additional information
First Quarter 2025 Consolidated Results
Net sales in the first quarter of 2025 were $442.9 million, a decline of approximately 6% compared to $469.8 million in the first quarter of 2024. This was a result of a decline in sales volumes of 3%, an unfavorable impact from foreign currency translation of 3%, and a modest decrease in selling price and product mix of approximately 1%, partially offset by a 1% contribution from acquisitions. The decline in sales volumes compared to the prior year was primarily a result of a continuation of soft end market conditions and uncertainty related to tariffs, primarily in the Europe, Middle East and Africa (“EMEA”) and Americas segments, partially offset by an increase in sales volumes in the Asia/Pacific segment, continued new business wins across all segments and a contribution from acquisitions in the EMEA and Asia/Pacific segments. The decrease in selling price and product mix was primarily attributable to the impact of our index-based customer contracts and the mix of products and services.
The Company reported net income in the first quarter of 2025 of $12.9 million, or $0.73 per diluted share, compared to net income of $35.2 million, or $1.95 per diluted share, in the first quarter of 2024. Excluding non-recurring and non-core items in each period, the Company’s non-GAAP net income and non-GAAP earnings per diluted share were $28.0 million and $1.58 respectively in the first quarter of 2025 compared to $37.7 million and $2.09 respectively in the prior year. The Company generated adjusted EBITDA of $69.0 million in the first quarter of 2025, a decrease of 17% compared to $83.3 million in the first quarter of 2024, primarily driven by the decline in net sales and lower segment operating margins.
Joe Berquist, Chief Executive Officer and President, commented, “First quarter results improved compared to the prior quarter despite a further contraction in end market conditions. The improvement in our earnings from the previous quarter was driven by a combination of share gains, improved margins and our cost and optimization actions, which will continue to benefit the Company in the coming quarters. Volumes in our Asia/Pacific segment once again grew on a year-over-year basis while underlying end market demand remains below prior levels in all regions. I am pleased with the progress we are making on several of our strategic objectives, including the acquisitions of Dipsol Chemicals and Natech, which provide more avenues for growth in 2025 and beyond.

Looking ahead, there is a great deal of uncertainty impacting near-term demand in our end markets, which we now expect will persist at least into the second half of the year. Considering the context of the current economic environment, we expect revenue and earnings will be in-line with 2024. This is supported by the confidence in our ability to sustain above market growth by executing on our enterprise strategy, better leveraging our scale, and recent acquisitions. We have strengthened our financial profile and believe our proximity to our customers and “local for local” supply chain capabilities positions us well to mitigate the direct impacts to our business from tariffs, while minimizing the impacts to our customers.”

First Quarter 2025 Segment Results
The Company’s first quarter 2025 operating performance for each of its three reportable segments: (i) Americas; (ii) EMEA; and (iii) Asia/Pacific, is further described below.

	Three Months Ended March 31,
	2025	2024
Net Sales *
Americas	$213,711	$229,754
EMEA	129,278	138,422
Asia/Pacific	99,925	101,583
Total net sales	$442,914	$469,759
Segment operating earnings *
Americas	$58,462	$66,770
EMEA	23,393	29,571
Asia/Pacific	25,930	30,377
Total segment operating earnings	$107,785	$126,718
*Refer to the Segment Measures and Reconciliations section below for additional information
The following table summarizes the sales variances by reportable segment and consolidated operations in the first quarter of 2025 compared to the first quarter of 2024:

	Sales volumes	Selling price & product mix	Foreign currency	Acquisition & other	Total
Americas	(3)%	—%	(4)%	—%	(7)%
EMEA	(6)%	(1)%	(3)%	3%	(7)%
Asia/Pacific	1%	(3)%	(2)%	2%	(2)%
Consolidated	(3)%	(1)%	(3)%	1%	(6)%
Net sales in the Asia/Pacific segment decreased 2% in the first quarter of 2025, compared to the same period in 2024, as an increase in sales volumes, and a further contribution from acquisitions was offset by a decrease in selling price and product mix and an unfavorable impact of foreign currency translation. Net sales in the Americas segment declined 7% in the first quarter of 2025, compared to the same period in 2024, due to an unfavorable impact of foreign currency translation and a decline in sales volumes. Net sales in the EMEA segment declined 7% in the first quarter of 2025, compared to the same period in 2024, due to a decline in sales volumes, a modest decline in selling price and product mix, and an unfavorable impact of foreign currency translation, partially offset by an increase in sales from acquisitions.
The decline in sales volumes in the Americas and EMEA segments in the first quarter of 2025 was primarily due to softer economic activity compared to the prior year and uncertainty related to tariffs, which impacted our end markets, partially offset by new business wins across all segments. The modest decline in selling price and product mix in the first quarter of 2025 compared to the same period in 2024, primarily reflects the impact of our index-based customer contracts and mix of products and services. Sales in the EMEA segment benefited from the acquisitions of IKV and CSI and the Asia/Pacific segment had a positive contribution from the Company’s acquisition of Sutai.
Consolidated net sales were consistent with the fourth quarter of 2024. Net sales in the Americas and EMEA segments increased due to a modest increase in sales volumes despite softer end market conditions due in part to uncertainty related to tariffs, increases in selling price and product mix in both segments, and a contribution from acquisitions in the EMEA segment. Net sales and sales volumes in the Asia/Pacific segment declined compared to the fourth quarter of 2024, primarily related to the timing of the Lunar New Year. The impact of foreign currency translation was unfavorable to sales across all segments in the first quarter of 2025 compared to the fourth quarter of 2024.

Operating earnings decreased in all segments in the first quarter of 2025 compared to the prior year due to lower net sales and lower segment operating margins in all segments. Segment operating margins increased in the Americas and EMEA segments and declined in the Asia/Pacific segment in the first quarter of 2025 compared to the fourth quarter of 2024.
Cash Flow and Liquidity Highlights
Net cash used by operating activities was $3.1 million for the three months ended March 31, 2025, compared to net cash provided by operating activities of $27.2 million for the same period in 2024. The Company’s operating cash flow reflects a lower operating performance and higher working capital outflows.
As of March 31, 2025, the Company’s total gross debt was $737.0 million and its cash and cash equivalents was $186.2 million, which resulted in net debt of approximately $550.8 million. The Company’s net debt divided by its trailing twelve months adjusted EBITDA was approximately 1.9x.
In the first and second quarter, Quaker Houghton made three strategic acquisitions which further strengthen its global portfolio of advanced solutions and metalworking fluids and provide opportunities to accelerate its growth. In February 2025, the Company acquired Chemical Solutions & Innovations (Pty) Ltd. (“CSI”), a South African based supplier of metalworking fluids and lubricants for approximately $3.9 million. In April 2025, the Company acquired U.K. based Natech, Ltd (“Natech”) for approximately $6.5 million (5.0 million GBP). Also in April 2025, the Company acquired Dipsol Chemicals Co., Ltd., (“Dipsol”), a leading supplier of surface treatment and plating solutions and services, for approximately $155.2 million (23.0 billion JPY) net of cash acquired. Dipsol is headquartered in Japan and had revenues and adjusted EBITDA of approximately $82 million and $15 million, respectively, in 2024 and primarily serves the automotive and other industrial applications. The Dipsol acquisition was funded with borrowings under Quaker Houghton’s existing credit facility.
Non-GAAP Measures and Reconciliations
The information in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, taxes on income before equity in net income of associated companies – adjusted, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, facilitate a comparison among fiscal periods, and exclude items that management believes are not indicative of future operating performance or considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. In addition, our definitions of EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, taxes on income before equity in net income of associated companies – adjusted, non-GAAP net income, and non-GAAP earnings per diluted share, as discussed and reconciled below to the most comparable GAAP measures, may not be comparable to similarly named measures reported by other companies.
The Company presents EBITDA which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA, which is calculated as EBITDA plus or minus certain items that management believes are not indicative of future operating performance or considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income plus or minus certain items that management believes are not indicative of future operating performance or considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, and taxes on income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the performance of the Company on a consistent basis.

As it relates to future projections for the Company as well as other forward-looking information contained in this press release, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.
The Company's reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended March 31, 2025 adjusted EBITDA of $296.7 million, which consists of (i) the three months ended March 31, 2025 adjusted EBITDA of $69.0 million, as presented in the non-GAAP reconciliations below, and (ii) the twelve months ended December 31, 2024 adjusted EBITDA of $310.9 million, as presented in the non-GAAP reconciliations included in the Company's fourth quarter and full year 2024 results press release dated February 24, 2025, less (iii) the three months ended March 31, 2024 adjusted EBITDA of $83.3 million, as presented in the non-GAAP reconciliations below.
Certain of the prior period non-GAAP financial measures presented in the following tables have been adjusted to conform with current period presentation. The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

	Three Months Ended March 31,
Non-GAAP Operating Income and Margin Reconciliations:	2025	2024
Operating income	$27,624	$55,526
Restructuring and related charges, net	14,590	1,857
Acquisition-related expenses	3,329	283
Customer insolvency costs	—	1,522
Other charges	226	54
Non-GAAP operating income	$45,769	$59,242
Non-GAAP operating margin (%)	10.3%	12.6%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations:	Three Months Ended March 31,
	2025	2024
Net income attributable to Quaker Chemical Corporation	$12,922	$35,227
Depreciation and amortization (a)	20,830	21,056
Interest expense	9,545	10,824
Taxes on income before equity in net income of associated companies (b)	7,542	12,508
EBITDA	50,839	79,615
Equity income in a captive insurance company	(671)	(506)
Restructuring and related charges, net	14,590	1,857
Acquisition-related expenses	3,329	283
Customer insolvency costs	—	1,522
Product liability claim costs, net	—	896
Currency conversion impacts of hyper-inflationary economies	535	(904)
Loss on acquisition-related hedges	1,943	—
Gain on sale of property	(2,177)	—
Other charges	659	519
Adjusted EBITDA	$69,047	$83,282
Adjusted EBITDA margin (%)	15.6%	17.7%

Adjusted EBITDA	$69,047	$83,282
Less: Depreciation and amortization (a)	20,830	21,056
Less: Interest expense	9,545	10,824
Less: Taxes on income before equity in net income of associated companies - adjusted (b)	10,644	13,729
Non-GAAP net income	$28,028	$37,673

	Three Months Ended March 31,
Non-GAAP Earnings per Diluted Share Reconciliations:	2025	2024
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$0.73	$1.95
Equity income in a captive insurance company	(0.04)	(0.03)
Restructuring and related charges, net	0.62	0.08
Acquisition-related expenses, net	0.14	0.01
Customer insolvency costs	—	0.06
Product liability claim costs, net	—	0.04
Currency conversion impacts of hyper-inflationary economies	0.03	(0.05)
Loss on acquisition-related hedges	0.08	—
Gain on sale of property	(0.09)	—
Other charges	0.03	0.03
Impact of certain discrete tax items	0.08	—
Non-GAAP earnings per diluted share	$1.58	$2.09
a.Depreciation and amortization for the three months ended March 31, 2025 and 2024 includes approximately $0.2 million and $0.3 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Company’s Condensed Consolidated Statements of Operations, which is attributable to the amortization of the fair value step up for the Company’s 50% interest in a joint venture in Korea as a result of required purchase accounting.
b.Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of specific tax charges and benefits for the three months ended March 31, 2025 and 2024.

Segment Measures and Reconciliations
Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related product costs and other operating expenses. Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs and restructuring charges, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include Interest expense and Other income (expense), net.
The following table presents information about the performance of the Company’s reportable segments (dollars in thousands):

	Three Months Ended March 31,
	2025	2024
Net Sales
Americas	$213,711	$229,754
EMEA	129,278	138,422
Asia/Pacific	99,925	101,583
Total net sales	$442,914	$469,759
Segment operating earnings
Americas	$58,462	$66,770
EMEA	23,393	29,571
Asia/Pacific	25,930	30,377
Total segment operating earnings	107,785	126,718
Restructuring and related charges, net	(14,590)	(1,857)
Non-operating and administrative expenses	(50,717)	(54,177)
Depreciation of corporate assets and amortization	(14,854)	(15,158)
Operating income	27,624	55,526
Other income (expense), net	(709)	1,080
Interest expense	(9,545)	(10,824)
Income before taxes and equity in net income of associated companies	$17,370	$45,782

Forward-Looking Statements
This press release contains “forward-looking statements” that fall under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Act of 1933, as amended. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on assumptions, projections and expectations about future events that we believe are reasonable based on currently available information, including statements regarding the potential effects of economic downturns; tariffs, including the uncertainty surrounding changes in tariffs; inflation and global supply chain constraints on the Company’s business, results of operations, and financial condition; our expectation that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility; expectations about future demand and raw material costs; and statements regarding the impact of increased raw material costs and pricing initiatives. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, which may differ materially from our actual results, including but not limited to the potential benefits of acquisitions and divestitures, the impacts on our business as a result of global supply chain constraints, and our current and future results and plans and statements that include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “outlook, “target”, “possible”, “potential”, “plan” or similar expressions. Such statements include information relating to current and future business activities, operational matters, capital spending, and financing sources. A major risk is that demand for the Company’s products and services is largely derived from the demand for our customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production slowdowns and shutdowns. Other major risks and uncertainties include, but are not limited to inflationary pressures, including increases in raw material costs; supply chain constraints and the impacts of economic downturns; customer financial instability; high interest rates and their impact on our and our customers’ business operations; the impacts from acts of war, terrorism and military conflicts, including those in Ukraine and the Middle East as well as economic, political and governmental actions taken by various governments and governmental organizations in response; economic and political disruptions particularly in light of numerous elections globally and the possibility of regime changes; the possibility of economic recession; legislative and regulatory developments including changes to existing laws and regulations, or the way they are interpreted, applied or enforced; tariffs, retaliatory tariffs, “trade wars” and trade restrictions, and the economic and other sanctions imposed by other nations on Russia and Belarus and/or other government organizations; suspensions of activities in Russia by many multinational companies; foreign currency fluctuations; significant changes in applicable tax rates and regulations; future terrorist attacks and other acts of violence; the impacts of consolidation in our industry, including loss or consolidation of a major customer; the effects of climate change, fires or other natural disasters; the potential occurrence of cyber-security breaches, cyber-security attacks and other technology outages and security incidents; and; and U.S. political conditions and legislative and regulatory activity (or inactivity), including adoption of (or failure to adopt) new laws, regulations and executive orders, changes in existing laws, regulations and executive orders or the way they are interpreted or applied, and adoption of laws, regulations or executive orders that conflict among jurisdictions in which we operate. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automotive, aerospace, industrial equipment, aluminum and durable goods industries. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control. These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results. All forward-looking statements included in this press release, including expectations about business conditions during 2025 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, and in subsequent reports filed from time to time with the Securities and Exchange Commission. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.
Conference Call
As previously announced, the Company’s investor conference call to discuss its first quarter of 2025 performance is scheduled for Friday, May 2, 2025 at 8:30 a.m. ET. A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.
About Quaker Houghton
Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, container, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,400 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation
Condensed Consolidated Statements of Operations
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
Net sales	$442,914	$469,759
Cost of goods sold	281,654	288,196
Gross profit	161,260	181,563
Selling, general and administrative expenses	119,046	124,180
Restructuring and related charges, net	14,590	1,857
Operating income	27,624	55,526
Other income (expense), net	(709)	1,080
Interest expense	(9,545)	(10,824)
Income before taxes and equity in net income of associated companies	17,370	45,782
Taxes on income before equity in net income of associated companies	7,542	12,508
Income before equity in net income of associated companies	9,828	33,274
Equity in net income of associated companies	3,089	1,984
Net income	12,917	35,258
Less: Net income (loss) attributable to noncontrolling interest	(5)	31
Net income attributable to Quaker Chemical Corporation	$12,922	$35,227
Per share data:
Net income attributable to Quaker Chemical Corporation common shareholders – basic	$0.73	$1.96
Net income attributable to Quaker Chemical Corporation common shareholders – diluted	$0.73	$1.95
Basic weighted average common shares outstanding	17,639,764	17,908,814
Diluted weighted average common shares outstanding	17,669,965	17,938,862

Quaker Chemical Corporation
Condensed Consolidated Balance Sheets
(Unaudited; Dollars in thousands, except par value)

	March 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$186,223	$188,880
Accounts receivable, net	418,659	400,126
Inventories	246,122	227,472
Prepaid expenses and other current assets	61,417	59,939
Total current assets	912,421	876,417

Property, plant and equipment, net	232,469	229,532
Right-of-use lease assets	36,122	34,120
Goodwill	524,667	518,894
Other intangible assets, net	830,270	827,098
Investments in associated companies	101,182	98,012
Deferred tax assets	9,443	9,216
Other non-current assets	17,855	17,360
Total assets	$2,664,429	$2,610,649

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$37,292	$37,554
Accounts payable	199,430	198,137
Dividends payable	8,575	8,572
Accrued compensation	28,706	50,212
Accrued restructuring	7,159	2,297
Accrued pension and postretirement benefits	2,228	2,328
Other accrued liabilities	89,436	80,668
Total current liabilities	372,826	379,768

Long-term debt	698,768	669,614
Long-term lease liabilities	21,130	20,028
Deferred tax liabilities	136,593	138,828
Non-current accrued pension and postretirement benefits	24,062	23,783
Other non-current liabilities	24,550	24,445
Total liabilities	1,277,929	1,256,466

Equity
Common stock $1 par value; authorized 30,000,000 shares; issued and outstanding March 31, 2025 – 17,680,380 shares; December 31, 2024 – 17,673,607 shares	17,680	17,674
Capital in excess of par value	905,781	903,781
Retained earnings	638,079	633,731
Accumulated other comprehensive loss	(175,655)	(201,619)
Total Quaker shareholders’ equity	1,385,885	1,353,567
Noncontrolling interest	615	616
Total equity	1,386,500	1,354,183
Total liabilities and equity	$2,664,429	$2,610,649

Quaker Chemical Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited; Dollars in thousands)

	Three Months Ended March 31,
	2025	2024
Net income	$12,917	$35,258
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,599	20,802
Equity in undistributed earnings of associated companies, net of dividends	(2,769)	(1,675)
Deferred income taxes	$(3,340)	3,167
Share-based compensation	3,182	3,884
Restructuring and related charges, net	14,590	1,857
(Gain) loss on disposal of property, plant, equipment and other assets	(2,148)	—
Other adjustments	2,190	(2,797)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(10,302)	1,431
Inventories	(13,457)	(6,576)
Prepaid expenses and other current assets	245	(1,054)
Accrued restructuring	(9,045)	(3,666)
Accounts payable and accrued liabilities	(15,712)	(23,400)
Net cash (used in) provided by operating activities	(3,050)	27,231
Cash flows from investing activities
Investments in property, plant and equipment	(12,329)	(4,460)
Payments related to acquisitions, net of cash acquired	(3,983)	(24,899)
Proceeds from disposition of assets	2,900	58
Net cash used in investing activities	(13,412)	(29,301)
Cash flows from financing activities
Payments of long-term debt	(8,523)	(4,711)
Borrowings on revolving credit facilities, net	30,000	20,902
Payments on other debt, net	(773)	—
Dividends paid	(8,572)	(8,186)
Other stock related activity	(1,176)	(1,442)
Net cash provided by financing activities	10,956	6,563
Effect of foreign exchange rate changes on cash	2,849	(3,270)
Net (decrease) increase in cash and cash equivalents	(2,657)	1,223
Cash and cash equivalents at the beginning of the period	188,880	194,527
Cash and cash equivalents at the end of the period	$186,223	$195,750